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                                  Exhibit 4.1

                  THIRD RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                                  ITXC CORP.

     ITXC Corp. (the "Corporation"), a Delaware corporation, hereby certifies as follows:

     1.  The name of the Corporation is ITXC Corp.

     2. The original certificate of incorporation of the Corporation was filed with the Secretary of State of Delaware on July 21, 1997. A restated certificate of incorporation of the Corporation was filed with the Secretary of State of Delaware on April 22, 1998. A second restated certificate of incorporation of the Corporation was filed with the Secretary of State of Delaware on February 23, 1999.

     3. This third restated certificate of incorporation of the Corporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

     4. This third restated certificate of incorporation amends, restates and integrates the provisions of the certificate of incorporation of the Corporation.

     5. The text of the certificate of incorporation of the Corporation is hereby amended, restated and integrated to read in its entirety as follows:

          FIRST:  The name of the corporation is ITXC Corp. (the "Corporation").

          SECOND: The registered office of the Corporation is located at 9 East Loockerman Street, in the City of Dover, in the County of Kent, in the State of Delaware. The name of its registered agent at that address is National Registered Agents, Inc.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

          FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Eighty Two Million Five Hundred Thousand (82,500,000) shares, of which Sixty Seven Million Five Hundred Thousand (67,500,000) shares are designated as Common Stock, having a par value of $.001 per share ("Common Stock"), and Fifteen Million (15,000,000) shares are designated as Preferred Stock, having a par value of $.001 per share ("Preferred Stock").

          The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

          (a) The designation of the series, which may be by distinguishing number, letter or title.

          (b) The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

          (c) The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.

          (d) Dates at which dividends, if any, shall be payable.

          (e) The redemption rights and price or prices, if any, for shares of the series.

          (f) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

          (g) The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

          (h) Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

          (i) Restrictions on the issuance of shares of the same series or of any other class or series.
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          (j) The voting rights, if any, of the holders of shares of the series.

     The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as may otherwise be provided in this restated certificate of incorporation, in a Preferred Stock Designation or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders.

     Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this restated certificate of incorporation or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board of Directors, the number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

     FIFTH: The authorized number of members of the Board of Directors will be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors but in no event may the number be less than three.

     The Directors shall be divided into three classes, each consisting of one-third of such directors, as nearly as may be, designated Class I, Class II and Class III. Class I directors shall initially serve until the 2000 meeting of stockholders; Class II directors shall initially serve until the 2001 meeting of stockholders; and Class III directors shall initially serve until the 2002 meeting of stockholders. Commencing with the stockholders' meeting in 2000, and at each succeeding annual stockholders' meeting, successors to the class of directors whose term expires at such annual stockholders' meeting shall be elected for a three-year term. If the number of such directors is changed, an increase or decrease in such directors shall be apportioned among the classes so as to maintain the number of directors comprising each class as nearly equal as possible, and any additional directors of any class shall hold office for a term which shall coincide with the remaining term of such class. A director shall hold office until the annual stockholders' meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification, or removal from office.

     Except as otherwise required by law, any vacancy on the board of directors that results from an increase in the number of directors and any other vacancy occurring in the board of directors shall only be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. A director may be removed only for cause by the stockholders. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this restated certificate of incorporation applicable thereto and such directors so elected shall not be divided into classes pursuant to this Article Fifth, in each case unless expressly provided by such terms. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article Fourth hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director's successor shall have been duly elected and qualified, or until such director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly.

     SIXTH: Meetings of stockholders may be held within or without the State of Delaware as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation. The election of directors need not be by written ballot unless the By-laws so provide.

     SEVENTH: The Board of Directors of the Corporation is authorized and empowered from time to time in its discretion to make, alter, amend or repeal By-laws of the Corporation.

     EIGHTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

     NINTH:

     1. Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an "Covered Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, manager or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article Ninth, the Corporation shall be required to indemnify an Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors of the Corporation. Notwithstanding any provision herein to the contrary, the Corporation shall not be required to advance expenses to an Covered Person who is a party to an action, suit or proceeding brought by the Corporation and approved by a majority of the Board of Directors of the Corporation which alleges willful misappropriation of corporate assets by such Covered Person, disclosure of confidential information in violation of such Covered Person's fiduciary or contractual obligations to the Corporation or any other willful and deliberate breach in bad faith of such Covered Person's duty to the Corporation or its stockholders.

     2. Prepayment of Expenses. Except as otherwise provided in Section 1 of this Article Ninth, the Corporation shall pay the expenses (including attorneys' fees) incurred by an Covered Person in defending any Proceeding in advance of its final disposition, provided, however, that to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article Ninth or otherwise.

     3. Claims. If a claim for indemnification or advancement of expenses under this Article Ninth is not paid in full within sixty days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

     4. Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article Ninth shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of this restated certificate of incorporation, the Corporation's by-laws or any agreement, vote of stockholders or disinterested directors or otherwise.

     5. Other Sources. The Corporation's obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee, manager or agent of another corporation, partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, limited liability company, joint venture, trust, enterprise or non-profit enterprise.

     6. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article Ninth shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

     7. Other Indemnification and Prepayment of Expenses. This Article Ninth shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

     TENTH: No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting; and the power of the stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

     ELEVENTH: Except as otherwise required by law, the provisions of Articles Fifth and Tenth and the provisions of this Article Eleventh may not be amended in any respect unless such amendment is approved by the affirmative vote of the holders of two thirds in voting power of the outstanding stock of the Corporation entitled to vote generally.

     IN WITNESS WHEREOF, ITXC Corp. has caused this certificate to be signed by Edward B. Jordan, its Executive Vice President, on the 1ST day of October, 1999.

                         ITXC CORP.

                         /s/ Edward B. Jordan
                         Edward B. Jordan, Executive Vice President

                          CERTIFICATE OF AMENDMENT TO
                  THIRD RESTATED CERTIFICATE OF INCORPORATION
                                 OF ITXC CORP.

     ITXC Corp. (the "Corporation"), a Delaware corporation, hereby certifies as follows:

                                   ARTICLE I

     1.1.  The name of the Corporation is ITXC Corp.

     1.2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on July 21, 1997. A Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on April 22, 1998. A Second Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on February 23, 1999. A Third Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on October 1, 1999.

     1.3. This Certificate of Amendment to the Third Restated Certificate of incorporation of the Corporation has been duly adopted and approved in accordance with Section 242 of the General Corporation Law of the State of Delaware.

                                  ARTICLE II

     The First Paragraph of Article Fourth of the Corporation's certificate of incorporation is amended to read in its entirety as follows:

     "The total number of shares of stock which the Corporation shall have authority to issue is Four Hundred and Fifteen Million (415,000,000) shares, of which Four Hundred Million (400,000,000) shares are designated as Common Stock, having a par value of $.001 per share ("Common Stock"), and Fifteen Million (15,000,000) shares are designated as Preferred Stock, having a par value of $.001 per share ("Preferred Stock")."

     IN WITNESS WHEREOF, ITXC Corp. has caused this certificate to be signed by Edward B. Jordan, its Executive Vice President, on the 3rd day of May, 2000.

                                   ITXC Corp.

                                   By: /s/ Edward B. Jordan
                                       Edward B. Jordan,
                                       Executive Vice President

                          CERTIFICATE OF AMENDMENT TO
                  THIRD RESTATED CERTIFICATE OF INCORPORATION
                                 OF ITXC CORP.

     ITXC Corp. (the "Corporation"), a Delaware corporation, hereby certifies as follows:

                                   ARTICLE I

     1.1.  The name of the Corporation is ITXC Corp.

     1.2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on July 21, 1997. A Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on April 22, 1998. A Second Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on February 23, 1999. A Third Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on October 1, 1999. An Amendment to the Third Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on May 3, 2000.

     1.3. This Certificate of Amendment to the Third Restated Certificate of incorporation of the Corporation has been duly adopted and approved in accordance with Section 242 of the General Corporation Law of the State of Delaware.

                                  ARTICLE II

     The Corporation's certificate of incorporation is amended to add new Article TWELFTH, which Article shall read in its entirety as follows:

     "TWELFTH: All shares of the common stock of this Corporation issuable upon
      -------
     consummation of the merger (the "eFusion Merger") provided for pursuant to the agreement, dated as of July 25, 2000, by and among this Corporation, eFusion, Inc. and Eye Merger Corp., as such agreement may be amended from time to time (such shares, the "eFusion Merger Shares", and such merger agreement, the "eFusion Merger Agreement"), shall be subject to the restrictions set forth in Appendix A to this certificate of incorporation."

     Further, the Corporation's certificate of incorporation is amended to add new Appendix A, which Appendix A shall read in its entirety as follows:

     "                            APPENDIX A

          1. General Restrictions. Except as otherwise provided in Section 2 of this Appendix A or as otherwise consented to in writing by this Corporation in its absolute discretion, until the one hundred and eightieth (180th) day after the Closing Date, the Shareholders shall not (x) effect an offer, pledge, sale, contract of sale, short sale, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, gift or other transfer or disposition of, directly or indirectly, any eFusion Merger Shares (as such term is defined in Article Twelfth of this certificate of incorporation) or
     (y) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any eFusion Merger Shares (regardless of whether any of the transactions described in clause (x) or (y) (each, a "Disposition") are to be settled by the delivery of eFusion Merger Shares, or such other securities, in cash or otherwise). This Corporation shall be authorized to cause its transfer agent to decline to transfer and/or to note stop transfer restrictions on the transfer books and records of this Corporation with respect to any of the eFusion Merger Shares.

          2. Sequential Lapse of Restrictions. During the Initial Period, each Shareholder shall have the right to make a Disposition of up to ten percent (10%) of the eFusion Merger Shares issuable to such Shareholder upon consummation of the eFusion Merger or subsequent thereto pursuant to the terms of the Escrow Agreement. During the Second Period, each Shareholder shall have the right to make a Disposition of up to an additional ten percent (10%) of the eFusion Merger Shares issuable to such Shareholder upon consummation of the Merger or subsequent thereto pursuant to the terms of the Escrow Agreement, together with any eFusion Merger Shares which such Shareholder had the right to subject to a Disposition, but did not subject to a Disposition, during the Initial Period. The restrictions set forth in Section 1 above shall cease to apply on the one hundred and eightieth (180th) day after the Closing Date.

          3.  Certificates.  The certificates representing the eFusion
     Merger Shares shall bear a conspicuous legend, in addition to any other legend required by the eFusion Merger Agreement, referring to the restrictions set forth in this Appendix A; provided, however, at this Corporation's discretion, this Corporation may issue without legend certificates representing the eFusion Merger Shares which may be subject to a Disposition during the Initial Period. At a Shareholder's written request, this Corporation will remove the legends required by this Appendix A at any time after the applicable restrictive period has lapsed.

          4. Certain Definitions. For purposes of this Appendix A, the following terms shall have the following meanings:

               "Closing" shall mean the closing provided for by the eFusion Merger Agreement.

               "Closing Date" shall mean the date of the Closing.

               "Escrow Agreement" shall mean an escrow agreement, executed pursuant to the eFusion Merger Agreement, providing for the escrow of certain of the eFusion Merger Shares.

               "Effective Time" shall mean the time at which the eFusion Merger becomes effective under the laws of the State of Oregon.

               "Initial Period" shall mean the period commencing at the Effective Time and expiring on November 9, 2000; provided, however, if the Effective Time occurs after November 9, 2000, the term "Initial Period" shall mean the first thirty days after the Effective Time.

               "Second Period" shall mean the period commencing on the first day after the last day of the Initial Period and expiring on the one hundred and eightieth (180th) day after the Closing Date.

               "Shareholders" shall mean each person or entity that is a shareholder of eFusion, Inc., an Oregon corporation, immediately prior to the consummation of the eFusion Merger (as such term is defined in Article
     Twelfth of this certificate of incorporation)."                     "

     IN WITNESS WHEREOF, ITXC Corp. has caused this certificate to be signed by Edward B. Jordan, its Executive Vice President, on the 11th day of October, 2000.

                            ITXC Corp.


                            By: /s/Edward B. Jordan
                                Edward B. Jordan, Executive Vice President